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                                                                   EXHIBIT 10.59


                             [Guilford Letterhead]


                                  June 3, 1998


David H. Bergstrom, Ph.D.
15 Kerby Lane
Mendham, NJ 07945

Dear David:

         I am very pleased to offer you employment with Guilford
Pharmaceuticals Inc. on the following terms:

         1. Your title will be Vice President, Pharmaceutical Development. In this capacity you will report to and serve at the discretion of the Senior Vice President of Development, David
                 R. Savello, Ph.D.

         2. In consideration of your services, the Company will provide the following compensation:

                 a. Salary: Your salary will be set at $14,166.67 per month (for an annualized salary of $170,000.00) payable semi-monthly. Your performance and salary will be reviewed according to our annual review program.

                 b.       Bonus:   You will be eligible to receive such
                          bonuses, if any, as are payable pursuant to any employee bonus plans the Board of Directors may have adopted from time to time.

                 c. Joining Bonus: To assist you in the transition to your new position, the Company will pay you a joining bonus of $14,166.67. This payment will be made within 30 days following the first day of your employment and will be subject to all deductions required by law. Should you terminate your employment with the company within one year of your date of hire, you will be responsible for a prorata reimbursement to the Company of the joining bonus.

                 d. Stock Options: The Company will award you options to purchase 25,000 shares of its common stock, subject to approval of this award by the Board of Directors and subject to the terms and conditionals of the Company's standard stock option agreement. The price of the options will be the

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David H. Bergstrom, Ph.D.
June 3, 1998
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                          closing price of Guilford's stock on the trading date
                          immediately preceding the date such options are approved by the Board of Directors (or your date of employment if after the Board's approval). These options will vest 50% after two years, 75% after three years, and 100% after four years from the date of the grant. You will be eligible to receive further stock options, if any, as may be granted pursuant to any stock option plan the Board of Directors may have adopted from time to time.

                 e. Equity Offering: The Company will offer you 2,500 shares of its common stock, subject to approval of this award by the Board of Directors and further subject to the terms and conditions of the Company's standard restricted share agreement on the following basis:

                          i) These shares will vest 25% per year over our years.

                          ii) In the event your employment with the Company is terminated for cause, you voluntarily leave the Company, or you are unable to perform your duties for any reason, the unvested shares will immediately revert to the Company.

                          All taxes relating to such grant will be your responsibility.

         3. In addition to the aforementioned, you will be eligible for the following benefits:

                 a. Relocation: We have discussed the fact that for personal reasons, you wish to maintain your New Jersey household for your family for approximately 18 more months, and will initially procure lodgings in the Baltimore area for your own individual residence. In order to assist you in your specific circumstances, we offer the following relocation assistance:

                          i) Reimburse you for two trips to the Baltimore area for you to find your initial living accommodations. Reasonable travel and hotel expenses will be reimbursed.

                          ii) Provided you move your New Jersey household to the Baltimore area within 24 months of the date of this letter, pay the direct cost of moving your household possessions to the Baltimore area.

                          iii) Provided you purchase a new home in the Baltimore area within 24 months of the date of this letter, pay the closing costs of a new home in the Baltimore area up to 3-1/2% of its purchase price, grossed up for tax purposes. This includes up to two points on
                                  a
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David H. Bergstrom, Ph.D.
June 3, 1998
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                                  mortgage (one point loan origination fee and
                                  one discount point on a mortgage).

                          iv) Reimburse you for temporary housing costs (including furniture rental), if needed, of up to $1,000 per month for up to three months while you search for your initial residence in the Baltimore area.

                          v) Provided you sell your New Jersey home within 24 months of the date of this letter, reimburse you for the selling costs of your New Jersey home, not to exceed 8% of its selling price, grossed-up for tax purposes.

                          vi) Provided you purchase a home in Maryland within 24 months of the date of this letter and prior to selling your New Jersey home, Guilford will provide duplicate mortgage assistance as follows. Guilford will reimburse the lesser of the two monthly mortgage payments (including property tax payments, subject to your obligation to repay the property tax portion upon final settlement of your New Jersey home) for a period commencing when you purchase your Maryland home and place your New Jersey home on sale, for a period not to exceed 12 months.

The foregoing relocation benefits shall terminate upon termination of your employment for any reason, provided that the duplicate mortgage assistance in
vi) above shall continue for a period of up to 3 months following termination of your employment for any reason other than for cause. Further, should you terminate your employment with the Company within one year of commencing employment, you will be responsible for reimbursing the Company the relocation benefits set forth above actually incurred by the Company, prorated for the term of your employment.

                 b. Insurance: The Company will offer you medical, dental, vision, life, short-term, long-term disability and accidental death and dismemberment insurance as is generally available to its employees.

                 c. 401(k) Plan: Once you meet the employment eligibility requirements to participate in the Company's 401(k) Plan, you will receive certain matching rights, subject to the terms and conditions of such plan as may be in effect from time to time. Guilford currently matches 50% of the first
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David H. Bergstrom, Ph.D.
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                          6% of employee salary deferral in the form of newly
                          issued Guilford Stock.

                 d. Vacation: You will be entitled to vacation in accordance with our corporate vacation policy as in effect from time to time (based on current rate of accrual, you will accrue at an annualized rate of 20 days of company designated and discretionary vacation days, (not counting company-observed holidays), during your first year of employment).

         In the event your employment is terminated by the Company other than for cause, you would be entitled to severance in the form of a continuation of your then-current base salary, as follows:

         1. Six months salary if the termination occurs in the first twelve months of your employment; and

         2.      Twelve months salary if the termination occurs thereafter.

                 Such payments (except those resulting from a change in control) would cease upon your commencement of paid employment or consultancy during the severance period. During the severance period, the Company would also reimburse you for the cost of continuation of any health, life and disability insurance coverage available at the time of the termination of employment, provided that the Company reserves the right to provide substantially equivalent alternative life and disability coverage to the extent reasonably available upon conversion from full-time employment. Such continuing coverage is conditioned upon your reasonable cooperation in complying with any necessary application procedures.
                 Remaining benefits of employment, including your eligibility for any bonus program and the vesting of unvested options would cease at termination and not continue to accrue during the severance period.

This offer of employment at will is conditioned among other things on:

                 (i) continuing compliance with relevant requirements under the Immigration Reform Act of 1986, including presentation of documentation that proves your identity and legal right to work in the United States;

                 (ii) your signing a Patent and Confidentiality Agreement in connection with your employment by the Company;

                 (iii)    successful completion of a background investigation;
                          and
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David H. Bergstrom, Ph.D.
June 3, 1998
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                 (iii)    taking a pre-employment physical, and successfully
                          passing the included drug screen, which can be scheduled at your convenience and our expense. The earliest date you can schedule your start of employment is three work days after your pre-employment physical.

         You may accept this offer by signing below on or before June 12, 1998 and returning the original letter to the Human Resources Department in the enclosed envelope. This offer letter supersedes all prior offer letters and correspondence regarding the terms of your employment and will expire if not accepted on or before June 12, 1998.

         All of us at Guilford very much look forward to welcoming you to the Guilford team!

                                        Sincerely,

                                        /s/ David R. Savello, Ph.D.

                                        David R. Savello, Ph.D.
                                        Senior Vice President, Development


I accept this offer and agree to comply with all Guilford Pharmaceuticals Inc. corporate policies and procedures which may be in effect from time to time.

My physical has been scheduled for    June 4, 1998     .
                                  ---------------------
                                        (date)

My commencement of hire date will be    July 6, 1998      .
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                                        (date)

Unless otherwise notified, please report to work at 8:30 a.m. on July 6, 1998, the first day following the Company's summer break, and ask for Mary Halpin.


 /s/ David H. Bergstrom. Ph.D.
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Signature

     June 10, 1998
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Date